POWER OF ATTORNEY

                                                          Exhibit 24

Know all men by these presents that Timothy D. Dattels does hereby make, constitute and appoint Beverly C. Chell a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in name, place and stead of the undersigned, to execute and deliver such forms as may be required to be filed from time to time in respect of PRIMEDIA Inc. with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended,(the "Securities Act") including without limitation, statements on Form 3, Form 4 and Form 5.


The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is PRIMEDIA, Inc. assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Act.



						/s/ Timothy D. Dattels
September 18, 2003